EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                                           For the Three Months        For the Six Months
                                              Ended June 30,             Ended June 30,
                                            1998         1997          1998         1997
                                            ----         ----          ----         ----
Numerator:
     Net income                          $3,299,000   $3,175,000    $6,412,000   $6,004,000
                                        ===================================================

Denominator:
     Denominator for basic earnings
       per share--weighted average
       shares outstanding                 6,728,456    6,069,161     6,589,368    6,069,192

     Effect of dilutive securities:
          Employee stock options            101,675       11,012        48,504       11,012
          Contingent stock -
            acquisition                       3,503  -----------         2,187     --------

                                          -------------------------------------------------
     Dilutive potential common shares       105,178       11,012        50,691       11,012
                                          -------------------------------------------------
     Denominator  for diluted  earnings
       per share--Adjusted weighted-
       average shares and
       assumed conversions                6,833,634    6,080,173     6,640,059    6,079,500
                                        ===================================================

Basic earnings per share                    $0.49        $0.52            $0.97     $0.99
                                        ===================================================

Diluted earnings per share                  $0.48        $0.52            $0.96     $0.99
                                        ===================================================